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                                                                    Exhibit 99.3

                        OFFICER'S COMPLIANCE CERTIFICATE



I, Andrew J. Cederoth, a duly authorized representative of Navistar Financial Corporation, the Servicer, certify that:

1.     I  have  reviewed  the  annual   report  and  other  reports   containing
       distribution information for the period covered by the annual report;

2. The absence in these reports, to the best of my knowledge, of any untrue statement of material fact or omission of a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading;

3. The inclusion in these reports, to the best of my knowledge, of the financial information required to be provided to the trustee under the governing documents of the issuer; and

4. Compliance by the Servicer with its servicing obligations and minimum servicing standards, except as noted below:

       The Company was noncompliant with the requirement that custodial bank accounts and related bank clearing accounts are reconciled within 45 days after the cutoff date as specified in item I.1.b in the minimum servicing standards.

5.     That no default in performance of any obligations has occurred.




                                   By:  /s/ ANDREW J. CEDEROTH
                                            Andrew J. Cederoth
                                            Vice President and Treasurer


                                            January 31, 2005